EXHIBIT 2

                       AMENDMENT TO RIGHTS AGREEMENT


      AMENDMENT, dated as of February 6, 2000, to the Rights Agreement, dated as of December 20, 1991 (the "Agreement"), between Inprise
 Corporation, a Delaware corporation formerly known as Borland
 International, Inc. (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company as successor to Manufacturers Hanover Trust Company of California (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

      WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

      1. Section 1(a) is amended by adding the following at the end of said Section:

           ; provided, however, that none of Corel Corporation, a corporation continued under the laws of Canada ("Corel"), Carleton Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Corel ("Merger Sub"), and their Affiliates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement, dated as of February 6, 2000 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Corel and Merger Sub, (ii) the execution of the Stock Option Agreement, dated as of February 6, 2000 (the "Stock Option Agreement," which term shall include any amendments thereto) by and between the Company and Corel, pursuant to which Stock Option Agreement the Company granted to Corel an option to purchase 12 million shares of the Common Stock or (iii) the consummation of any of the transactions contemplated by either the Merger Agreement or the Stock Option Agreement, including, without limitation, the public or other announcement of the merger provided for by the Merger Agreement (the "Merger"), the consummation of the Merger and acquisition of shares of Common Stock pursuant to the Stock Option Agreement.

      2. Section 1(e)(i) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Corel, Merger Sub nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Merger or pursuant to the Stock Option Agreement."

      3. Section 1(e)(ii) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Corel, Merger Sub nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Merger or pursuant to the Stock Option Agreement."

      4. Section 1(e)(iii) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Corel, Merger Sub nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Merger or pursuant to the Stock Option Agreement."

      5. Section 1(ii) is amended by adding the following at the end of said Section:

           "; provided, however, that the public announcement of (x) the Merger, (y) that Corel, Merger Sub or any of their Affiliates has become the beneficial owner of 15% or more of the shares of Common Stock as a result of the consummation of the Merger, or
           (z) that Corel, Merger Sub or any of their Affiliates has become the beneficial owner of 15% or more of the shares of Common Stock pursuant to the Stock Option Agreement, shall not constitute a Stock Acquisition Date."

      6. Section 1(nn) is amended by adding the following at the end of said Section:

           "Notwithstanding anything to the contrary contained in this Agreement, neither the Merger nor any acquisition of shares of Common Stock pursuant to the Stock Option Agreement shall constitute a Triggering Event or an event described in Section 11(a)(ii) or Section 13."

      7.   The phrase in Section 11(a)(ii) that presently reads,

           "unless the event causing the 15% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock"

 is amended in its entirety to read as follows:

           "unless the event causing the 15% threshold to be crossed is the Merger, an acquisition of shares of Common Stock pursuant to the Stock Option Agreement, a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock"

      8. The last sentence of Section 13(d) is amended in its entirety to read as follows:

           "Upon consummation of any such transaction contemplated by this
           Section 13(d) or the Merger, all Rights hereunder shall expire."

      9. The term "Agreement" as used in the Rights Agreement shall be used to refer to the Rights Agreement as amended hereby.

      10. The foregoing amendment shall be effective as of February 6, 2000, and except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      11. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 8th day of February 2000.


                          INPRISE CORPORATION

                          By: /s/ JoAnne Butler
                          Name:  JoAnne Butler
                          Title: Vice President and General Counsel


                          CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                          By: /s/ Daniel W. Spengel
                          Name:  Daniel W. Spengel
                          Title: Assistant Vice President